PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 4, 2010	(804) 217-5897

DYNEX CAPITAL, INC.  REPORTS THIRD QUARTER
DILUTED EPS OF $0.33 AND BOOK VALUE
PER COMMON SHARE OF $9.80

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported diluted earnings per common share of $0.33 for the third quarter of 2010 versus $0.34 for the third quarter of 2009.  The Company also reported that its book value per common share as of September 30, 2010 remained unchanged from its June 30, 2010 book value of $9.80.  Book value per common share was $9.08 as of December 31, 2009.

Third Quarter 2010 Highlights

•	Net interest income of $8.4 million in the third quarter of 2010 versus $7.9 million in the second quarter of 2010 and $6.6 million in the third quarter of 2009;
•	Net interest spread of 2.98% for the third quarter of 2010 versus 2.75% for the second quarter of 2010 and 3.33% for the third quarter of 2009;
•	Investment portfolio of $1.1 billion as of September 30, 2010 including $676.8 million in Agency MBS and $225.4 million in non-Agency MBS;
•
Redeemed $56.4 million in CMBS securitization financing with an effective rate of 8.8% and replaced it with repurchase agreement financing, which had a balance of $45.8 million with an effective rate of 1.26% as of September 30, 2010;

•	Issued additional common equity of $33.2 million during the quarter under the Company’s equity placement program;
•	Agency MBS, as well as ‘AAA’ and ‘AA’-rated non-Agency MBS, were 89% of the investment portfolio as of September 30, 2010; and
•	Reduced overall leverage to 3.8 times shareholders’ equity as of September 30, 2010 from 4.7 times as of December 31, 2009.

The Company has scheduled a conference call for Friday, November 5, 2010 at 10:00 a.m. ET, to discuss third quarter results.  The call may be accessed by dialing 1-877-317-6789 and will also be available by webcast over the internet at www.dynexcapital.com through a link provided on the “Investor Relations” page under “IR Highlights.”

 Management Comments

Thomas Akin, Chairman and Chief Executive Officer, commented, “Our results this quarter versus last quarter benefited from improved net interest spread on our non-Agency MBS and securitized mortgage loans and by a reduction in premium amortization in our Agency MBS post GSE delinquent loan buy-out activity.  Our net interest spread was 2.98% for the quarter as we added higher spread Agency CMBS and redeemed higher cost securitization financing, replacing it with lower cost repurchase agreement financing.  While we were slightly under invested during the quarter, the new capital we raised through our equity placement program is now fully invested.  Importantly, we were able to increase shareholders’ equity by $34.6 million in the third quarter and still maintain our common book value per share of $9.80.   Furthermore, the conversion of the Series D Preferred Stock on October 15, 2010 into common stock has added $0.04 in book value per common share.”

Mr. Akin continued, “Our macroeconomic view remains the same as in recent quarters, namely that the yield curve will remain steep and short-term interest rates will remain low. Our challenge for the balance of 2010 and into 2011 will be finding attractive investment alternatives given the lower interest rate, higher-priced investment environment.  The mortgage market continues to present challenges to leveraged investors given the uncertainty regarding government policy and the effects of actions taken by the Federal Reserve.  Significant refinance friction continues to persist in Agency RMBS and absent a government-induced refinance wave, we expect voluntary prepayments on Agency RMBS to remain somewhat muted for the fourth quarter, as shown by our October CPR of 18.4% on our Agency RMBS.  For the balance of 2010 we expect to continue to add investments to the portfolio, modestly increasing our leverage above the current level of 3.8 times shareholders’ equity, with a goal of maintaining an approximate 60/40 Agency versus non-Agency investment mix.”

Results of Operations

The increase in net interest income for the third quarter of 2010 compared to the third quarter of 2009 is attributable to growth in average interest earning investments by $181.1 million and a reduction in premium amortization expense, partially offset by a 47 basis point decline in the yield on interest earning assets.  Additionally, the Company redeemed $56.4 million in CMBS securitization financing effective as of July 1, 2010 with an effective rate per annum of 8.8% replacing it with repurchase agreement financing which had a balance of $45.8 million and a rate per annum of 1.26% as of September 30, 2010. Premium amortization on investments for the third quarter of 2010 was $0.9 million versus $1.9 million for the second quarter of 2010 and $1.0 million for the third quarter of 2009.  Premium amortization declined due to lower prepayments during the quarter on Agency RMBS and a reduction in the expected long-term prepayment speed on the portfolio.

Net portfolio interest spread for the third quarter of 2010 was 2.98%, which is the difference between the yield of 4.62% on the Company’s interest-earning investment portfolio (excluding cash balances) and its cost of funds of 1.64%.  The net interest spread was 2.75% for the second quarter of 2010 and 3.33% for the third quarter of 2009.  The net portfolio interest spread increased in the third quarter of 2010 from the second quarter of 2010 primarily because of a 36 basis point decrease in weighted average borrowing costs due to declining repurchase agreement rates, mainly on our non-Agency investments, and the redemption of CMBS securitization financing during the quarter.  The Company’s reduced borrowing costs were partially offset by a 14 basis point decline in investment yields resulting primarily from interest rate resets on Agency ARMs during the period.  The net interest spread declined from the third quarter of 2009 primarily because of a decline in investment yields.

Agency MBS Investments

As of September 30, 2010, the Company had $344.9 million in Hybrid Agency ARMs with a weighted average months-to-reset of 33 months, $223.8 million in Agency ARMs with a weighted average months-to-reset of 5 months, and $108.1 million in fixed rate Agency CMBS.  As of September 30, 2010, the Company had $550.1 million in Fannie Mae Agency MBS and $126.8 million in Freddie Mac Agency MBS.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

(amounts in thousands)	Quarter ended Sept 30, 2010	Quarter ended June 30, 2010	Quarter ended Sept 30, 2009
Weighted average annualized yield for the period	3.44%	3.45%	4.13%
Weighted average annualized cost of funds including interest rate swaps for the period	0.69%	0.64%	0.43%
Net interest spread for the period	2.75%	2.81%	3.70%
Average balance for the period	$574,395	$559,789	$531,280
CPR for the period	26.3%	33.9%	22.1%
Weighted average coupon, period end	4.40%	4.58%	4.94%
Weighted average months-to-reset on ARMs, period end	23	19	20
Amortized cost (as a % of par), period end	104.5%	103.3%	102.3%
Weighted average repurchase agreement original term to maturity (days)	52	46	58

Non-Agency Investments

Below is certain information for the Company’s non-Agency MBS and securitized mortgage loan portfolio as of and for the quarter ended September 30, 2010:

(amounts in thousands)	CMBS	RMBS	Securitized loans
Amortized cost basis, net of reserves	$197,570	$16,452	$164,758
Average balance for the period	$194,652	$11,042	$170,761
Weighted average annualized yield for the period	6.65%	7.04%	6.07%
Weighted average annualized cost of funds	2.96%	1.51%	4.15%
Net interest spread for the period	3.69%	5.53%	1.92%
Amortized cost (excluding reserves) as a % of par	96.1%	94.3%	100.3%
Percentage ‘AAA’ and ‘AA’-rated	76.7%	61.9%	66.3%
Percentage below ‘AA’-rated	23.3%	38.1%	33.7%

Seriously delinquent loans (loans 60+ days past due) in the Company’s securitized mortgage loan portfolio totaled $18.3 million as of September 30, 2010 versus $20.3 million as of June 30, 2010 and $24.6 million as of March 31, 2010.  Approximately $0.9 million of the delinquent loans have some form of insurance or other credit support which substantially reduces or eliminates the Company’s exposure to losses on these loans.  The Company charged-off $0.2 million in previously reserved securitized mortgage loans during the quarter.

Hedging Activities

The Company did not enter into any new hedges during the quarter.  As of September 30, 2010, the Company had a total of $215 million in pay-fixed interest rate swaps with a weighted average rate of 1.49% and a weighted average remaining maturity of 28 months.  The interest rate swaps are being used to hedge the Company’s exposure to changes in LIBOR for its repurchase agreement borrowings.

Shareholders’ Equity and Book Value per Common Share

Shareholders’ equity was $225.5 million as of September 30, 2010 versus $190.8 million as of June 30, 2010 and $168.8 million as of December 31, 2009.  During the third quarter of 2010, the Company issued 3.5 million shares in common stock for net proceeds of $33.2 million through its equity placement program.  As of September 30, 2010, the Company’s total outstanding common shares were 18.7 million, which has subsequently increased by 4.2 million shares as a result of the redemption and conversion of the Series D Preferred Stock on October 15, 2010.

Book value per common share was unchanged at $9.80 as of September 30, 2010 from June 30, 2010 versus $9.08 as of December 31, 2009.  The increase in book value during the past nine months resulted from an increase in accumulated other comprehensive income of $0.54 per share and retained net income in excess of dividends paid of $0.37 per share, offset by dilution from the issuance of common stock of $0.19 per share.  Accumulated other comprehensive income increased principally as a result of the increases in the fair value of CMBS of $15.0 million, partially offset by a decrease in fair value of RMBS of $1.6 million and a decrease in the value of interest rate swaps of $5.9 million.

The following table summarizes the allocation of the Company’s shareholders’ equity as of September 30, 2010 and the net earnings contribution for the third and second quarter of 2010 on each component of allocated capital:

(amounts in thousands)	Asset Carrying Basis	Associated Financing (1)	Allocated Shareholders’ Equity	% of Shareholders’ Equity	3Q10 Net Earnings Contribution(2)	2Q10 Net Earnings Contribution(2)
Agency MBS	$676,843	$(561,217)	$115,626	51.3%	$5,224	$4,241
Non-Agency CMBS	208,780	(165,240)	43,540	19.3%	2,067	2,721
Non-Agency RMBS	16,591	(13,027)	3,564	1.6%	163	100
Securitized commercial mortgage loans	103,721	(69,836)	33,885	15.0%	926	719
Securitized single-family mortgage loans	57,174	(43,854)	13,320	5.9%	438	459
Other investments	1,437	–	1,437	0.6%	13	122
Hedging instruments	–	(4,889)	(4,889)	(2.1%)	(651)	(589)
Cash and cash equivalents	17,194	–	17,194	7.6%	4	2
Other assets/other liabilities	10,095	(8,298)	1,797	0.8%	6	7
	$1,091,835	$(866,361)	$225,474	100.0%	$8,190	$7,782

(1)
Associated financing includes repurchase agreements, securitization financing issued to third parties and TALF financing (the latter two of which are presented on the Company’s balance sheet as “non-recourse collateralized financing”).

(2)	Equals net interest income after provision for loan losses for each of the captions.

Subsequent Events

Subsequent to September 30, 2010, a commercial REO with a carrying value at September 30, 2010 of $3.5 million was sold for a net gain of approximately $2.0 million.  The Company had no allowance for loan losses recorded for this loan at September 30, 2010.  The Company also issued 311,000 shares of common stock under its equity placement program subsequent to September 30, 2010 for net proceeds of $3.3 million.

Dynex Capital, Inc. is a real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency MBS, non-Agency MBS, and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, characteristics of future investment environments, our future investment strategies, and the expected performance of certain of our investments. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,  the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Agency MBS	$676,843	$594,120
Non-Agency MBS	225,371	109,110
Securitized mortgage loans, net	160,895	212,471
Other investments	1,437	2,280
	1,064,546	917,981

Cash and cash equivalents	17,194	30,173
Derivative assets	–	1,008
Accrued interest receivable	4,132	4,583
Other assets	5,963	4,317
	$1,091,835	$958,062

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$745,147	$638,329
Non-recourse collateralized financing	108,027	143,081
Derivative liabilities	4,889	–
Accrued interest payable	790	1,208
Other liabilities	7,508	6,691
	866,361	789,309

SHAREHOLDERS' EQUITY:
Preferred stock	41,748	41,749
Common stock	187	139
Additional paid-in capital	423,700	379,717
Accumulated other comprehensive income	17,600	10,061
Accumulated deficit	(257,761)	(262,913)
	225,474	168,753
	$1,091,835	$958,062

Book value per common share	$9.80	$9.08

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income:
Investments	$11,730	$9,448	$34,491	$28,735
Cash and cash equivalents	4	4	9	13
	11,734	9,452	34,500	28,748
Interest expense	3,333	2,855	10,971	11,226
Net interest income	8,401	6,597	23,529	17,522

Provision for loan losses	(211)	(248)	(770)	(566)

Net interest income after provision for loan losses	8,190	6,349	22,759	16,956

Gain on sale of investments, net	–	–	794	220
Fair value adjustments, net	77	(457)	230	(319)
Other income, net	726	1,649	1,950	1,669
General and administrative expenses:
Compensation and benefits	(1,191)	(824)	(3,033)	(2,776)
Other general and administrative expenses	(780)	(715)	(2,874)	(2,245)

Net income	7,022	6,002	19,826	13,505
Preferred stock dividends	(1,056)	(1,003)	(3,061)	(3,008)

Net income to common shareholders	$5,966	$4,999	$16,765	$10,497

Weighted average common shares:
Basic	17,230,410	13,551,994	15,531,847	12,908,243
Diluted	21,457,272	17,776,340	19,756,992	17,130,549

Net income per common share:
Basic	$0.35	$0.37	$1.08	$0.81
Diluted	$0.33	$0.34	$1.00	$0.79